Exhibit 99.1

The Peoples BancTrust Co., Inc. Reports Strong Earnings Growth

          SELMA, Ala., July 20 /PRNewswire-FirstCall/ -- Today, The Peoples BancTrust Company, Inc. (Nasdaq: PBTC) reported significantly higher net income for the quarter and six months ended June 30, 2006, compared to the same periods in 2005.

          Net income for the second quarter ended June 30, 2006 (the “2006 quarter”) totaled $2.3 million, compared to $1.6 million for the second quarter ended June 30, 2005 (the “2005 quarter”).  Basic earnings per share increased from $0.27 in the 2005 quarter to $0.39 in the 2006 quarter.

          Net income for the six months ended June 30, 2006 (“YTD 2006”), totaled $4.8 million, compared to $3.0 million for the same period in 2005 (“YTD 2005”).  Basic earnings per share increased from $0.53 in YTD 2005 to $0.81 in YTD 2006.

          “We are very pleased with our results thus far in 2006,” stated Ted M. Henry, Chairman and Interim Chief Executive Officer.  “During both the second quarter and for the first six months of 2006, we experienced credit balances in our provision for loan losses account.  These credits notwithstanding, core earnings experienced double digit percentage increases for both the second quarter and six month periods compared to 2005.  Interest margins, fee income and operating expenses in 2006 all compare favorably to 2005.”

          Second Quarter 2006 Results
          Net income increased in the 2006 quarter to $2.3 million from $1.6 million in the 2005 quarter.  Net interest margin in the 2006 quarter was 3.75% on average earning assets of $781 million, compared to 3.70% on average earning assets of $718 million in the 2005 quarter.

          Provision for loan losses in the 2006 quarter was a negative $351,000 compared to a negative $143,000 in the 2005 quarter.  Expressed as a percentage of average loans outstanding, net loan charge offs in the 2006 quarter totaled 0.05%, compared to 0.83% in the 2005 quarter.

          Noninterest income totaled $2.3 million in both the 2006 and 2005 quarters.

          Noninterest expense decreased 5.2% to $6.5 million in the 2006 quarter from $6.9 million in the 2005 quarter.  Reductions in salaries and premises expenses contributed to this decrease, as did reductions in expenses associated with marketing and public relations, deposit item charge offs and other general operating expenses.

          Year-to-date 2006 Results
          Net income increased to $4.8 million in YTD 2006, from $3.0 million in YTD 2005.  Net interest margin for YTD 2006 was 3.75% on average earning assets of $762 million, compared to 3.64% on average earning assets of $723 million for YTD 2005.

          Provision for loan losses in YTD 2006 was a negative $893,000 compared to a negative $456,000 in YTD 2005.  PBTC experienced net loan recoveries in the 2006 quarter, that when expressed as an annualized percentage of average loans outstanding, totaled 0.01% compared to net loan charge offs for the same period in 2005 of 0.60%.

          Total noninterest income increased 6.8%, to $4.7 million in YTD 2006 from $4.4 million in YTD 2005.  This was primarily attributable to an increase in deposit service charges.

          Total noninterest expenses decreased 7.7% to $12.6 million in YTD 2006, from $13.7 million in YTD 2005.  Reductions in salaries and premises expenses contributed to this decrease, as did reductions in expenses associated with marketing and public relations, deposit item charge offs and other general operating expenses.

          Outlook
          “We believe our bank has made some very sound business decisions in recent years, ranging from credit culture issues to identifying the markets we wanted to enter.  We also believe that our results support these strategies.  We have entered some of the most economically robust regions of the state, and anticipate that our markets will continue to provide a solid base to support future expansion efforts.  Our bank will continue to focus on its core commercial operations, internal efficiencies and growth strategies,” Mr. Henry concluded.

          About Peoples BancTrust Co., Inc.
          The Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 23 offices located in ten Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby and Tuscaloosa).

          Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Peoples BancTrust’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

THE PEOPLES BANCTRUST COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	June 30, 2006	December 31, 2005

	(unaudited)
Assets
Cash and due from banks	$33,828	$34,585
Federal funds sold	—	14,000
Cash and cash equivalents	33,828	48,585
Available-for-sale securities	203,972	226,043
Loans, net of unearned income	585,812	495,509
Allowance for loan losses	(5,785)	(6,654)
Loans, net	580,027	488,855
Bank premises and equipment	39,847	37,960
Less accumulated depreciation	(19,869)	(19,014)
Bank premises and equipment, net	19,977	18,946
Other real estate, net	1,287	2,746
Interest receivable	4,428	3,921
Intangible assets acquired, net	6,527	6,634
Deferred income taxes	3,236	2,283
Other assets	14,998	13,759
Total assets	$868,281	$811,773
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand-noninterest bearing	$82,537	$85,538
Demand-interest bearing	235,758	238,010
Savings	36,109	36,965
Time	376,653	327,536
Total deposits	731,058	688,049
Federal funds purchased	—	—
Other borrowed funds	48,432	37,732
Interest payable	2,915	2,176
Income taxes payable	465	223
Other liabilities	1,749	2,042
Total liabilities	784,620	730,222
Stockholder’s equity:
Common stock	590	590
Treasury stock	—	(91)
Additional paid-in capital	16,868	16,586
Accumulated other comprehensive loss, net of tax	(5,155)	(3,449)
Deferred stock based compensation	—	(92)
Retained earnings	71,358	68,007
Total stockholders’ equity	83,661	81,551
Total liabilities and stockholders’ equity	$868,281	$811,773

THE PEOPLES BANCTRUST COMPANY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

	(unaudited)		(unaudited)
Interest income:
Interest and fees on loans and bankers acceptances	$10,861	$7,654	$20,259	$14,882
Interest and dividends on investment securities:
U.S. Government securities	1,073	1,091	2,175	2,163
Other securities and interest-bearing deposits	982	1,183	2,007	2,360
Interest on federal funds sold and interest bearing deposits in banks	119	277	293	510
Total interest income	13,035	10,206	24,733	19,914
Interest expense:
Interest on deposits	5,195	2,984	9,508	5,638
Interest on federal funds purchased and other borrowed funds	543	597	1,045	1,211
Total interest expense	5,738	3,580	10,552	6,849
Net interest income	7,297	6,626	14,181	13,065
(Credit) provision for loan losses	(351)	(143)	(893)	(456)
Net interest income after (credit) provision for loan losses	7,648	6,769	15,074	13,521
Noninterest income:
Trust department income	212	224	531	446
Service charges on deposit accounts	1,444	1,391	2,830	2,402
Net securities (losses) gains	(20)	0	(18)	14
Other noninterest income	630	692	1,326	1,508
Total noninterest income	2,266	2,308	4,668	4,371
Noninterest expense:
Salaries and wages	3,066	3,109	5,826	6,257
Pensions and other employee benefits	620	508	1,205	1,000
Occupancy and equipment expenses	1,311	1,318	2,447	2,580
Other noninterest expenses	1,502	1,918	3,145	3,831
Total noninterest expense	6,499	6,853	12,623	13,669
Income before provision for income taxes	3,415	2,223	7,119	4,223
Provision for income taxes	1,141	612	2,353	1,177
Net income	$2,274	$1,611	$4,766	$3,046
Earnings per share
Basic net income per share	$0.39	$0.27	$0.81	$0.53
Diluted net income per share	$0.38	$0.27	$0.80	$0.53
Dividends per share	$0.12	$0.11	$0.24	$0.22
Basic weighted average number of shares outstanding	5,902,159	5,859,859	5,900,223	5,723,267
Diluted weighted average number of shares outstanding	5,936,760	5,886,233	5,931,333	5,752,207

THE PEOPLES BANCTRUST COMPANY, INC.
SELECTED FINANCIAL RATIOS

	As of and for the quarter ended June 30,		As of and for the six months ended June 30,

	2006	2005	2006	2005

	(unaudited)		(unaudited)
Loans to deposits	80.38%	70.81%	80.38%	70.81%
Allowance for loan losses to loans	0.99%	1.58%	0.99%	1.58%
Net charge offs (recoveries) to average loans	0.05%	0.83%	-0.01%	0.60%
Nonperforming assets to total assets	0.23%	0.40%	0.23%	0.40%
Allowance for loan losses to nonaccrual loans	791%	991%	791%	991%
Yield on loans	7.73%	6.93%	7.61%	6.79%
Net interest margin	3.75%	3.70%	3.75%	3.64%
Noninterest income to average assets	1.08%	1.19%	1.15%	1.13%
Noninterest expense to average assets	3.09%	3.52%	3.10%	3.54%
Efficiency ratio	67.97%	76.71%	66.97%	78.40%

SOURCE  The Peoples BancTrust Company, Inc.
          -0-                                                  07/20/2006
          /CONTACT:  Andrew C. Bearden, Jr., Executive Vice President, Chief Financial Officer of The Peoples BancTrust Company, Inc., +1-334-875-1000 /
          /Web site:  http://www.peoplesbt.com/
          (PBTC)